Exhibit 19.1
FB Financial Corporation
Insider Trading Policy
Effective October 28, 2024

This Insider Trading Policy (the “Policy”) describes the standards of FB Financial Corporation and its subsidiaries (together, the “Company”) with respect to trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of material and nonpublic information. This policy applies to all directors, officers, and employees of the Company (collectively, “Covered Persons”). While immediate family members (defined below) of Covered Persons are not required to acknowledge this Policy, Covered Persons are responsible for ensuring immediate family members transactions in the Company’s securities comply with this Policy. Any questions related to this policy should be directed to the Company’s General Counsel.
One of the principal purposes of the federal securities laws is to prohibit insider trading. Insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, donate, gift or otherwise transfer the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.”
Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include prison terms, criminal fines, civil penalties and civil enforcement injunctions. In addition to legal penalties, employees who violate this policy may be subject to disciplinary action by the Company, including dismissal for cause.
Policy Statement
1.0    Material Nonpublic Information Defined
1.1    “Material” Information
Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Examples of material information include, without limitation:
(a) unpublished financial results;
(b) changes in earnings estimates or unusual gains or losses in major operations;
(c) significant write-downs in assets or increases in reserves;
(d) earnings that are inconsistent with the consensus expectations of the investment community;
(e) significant changes in the Company’s prospects or objectives;
(f) changes in dividend policies, share repurchases or other capital plans;
(g) significant regulatory or legislative developments or legal proceedings affecting the Company;

Exhibit 19.1
(h) a change in or other development regarding senior management;
(i) changes in auditors or auditor notification that the Company can no longer rely on an auditor’s report;
(j) an offering of additional securities; and
(k) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.
(l) If you are unsure whether information is material, you should consult with the Company’s General Counsel or assume that the information is material.
1.2    “Non-Public” Information
“Non-Public” information is information that is not generally available to the public. Whether information is generally available to the public is a question of fact. To be public, the information must have been disseminated in a manner designed to reach investors generally, and investors must be given a reasonable opportunity to react to the information. Even after public disclosure of material information about the Company, Covered Persons possessing such information must wait until the close of business on the 2nd trading day after the information was publicly disclosed before they can treat the information as public.
If you are unsure whether information is considered public, you should consult with the Company’s General Counsel or assume that the information is nonpublic and treat it as confidential.
2.0    Statement of Policy
2.1    Transactions When in Possession of Material Nonpublic Information
(a) No Covered Person, or any of their immediate family members, may:
i.purchase or sell, or offer to purchase or sell, any Company security, whether or not issued to them by the Company, while in possession of material nonpublic information about the Company; or
ii.purchase or sell, or offer to purchase or sell, any security of any other company while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company.
iii.For purposes of this policy, immediate family member is defined as those family members living in a Covered Person’s household, other persons living in such Covered Person’s household, other persons who do not live in such Covered Person’s household, but whose transactions in the Company’s securities are directed by the Covered Person or subject to that Covered Person’s control, and transactions by entities over which such Covered Person exercises control.
(b) Unauthorized Disclosures
i.Confidentiality. You should treat all information that you receive about the Company or its relationships with third parties as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risks of investigation and litigation. No Covered Person should disclose nonpublic information to anyone (even other

Exhibit 19.1
employees), except other personnel of the Company who need to know the information to perform their duties.

ii.External Communications. All external communications about the Company must be made through designated company spokespersons authorized to speak for the Company (see the Company’s Regulation FD Policy). Unless you are expressly authorized to do so in the performance of your duties, you should not discuss internal matters concerning the Company with anyone outside of the Company. This prohibition applies specifically (but not exclusively) to inquiries from the press and members of the financial and investment community. If you receive any inquiries of this nature, you should decline comment and refer the inquiry to Investor Relations.

Please note that it is inappropriate for any unauthorized person to disclose Company information on the internet, including in investment-oriented forums (chat rooms) where companies and their prospects are discussed. The posts in these forums are often made by persons who may be poorly informed or, in some cases, malicious or manipulative and who intend to benefit their own stock positions. Accordingly, no Covered Person may discuss the Company or Company-related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material nonpublic information and may bring significant legal and financial risk to the Company and are therefore prohibited. You should also not disclose any information about the Company on social media platforms, such as Facebook, Twitter and/or Instagram.
2.2.    Permitted Transactions
The trading restrictions of this policy do not apply to, and therefore do not prohibit, the following types of transactions.
(a)401(k) Plan. Purchases by a Covered Person of Company securities through a Company stock fund offered through the Company’s 401(k) plan which result from automatic payroll deductions. This policy does apply, however, to any elections made by the Covered Person involving Company securities in the Company’s 401(k) plan that are not automatic, including elections to (a) increase or decrease the percentage of his or her periodic contributions that will be allocated to the Company stock fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) borrow money against the 401(k) plan account if the loan will result in a liquidation of some or all of the Covered Person’s Company stock fund balance, and (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
(b)Stock Option Exercises. The exercise of a stock option acquired pursuant to the Company’s stock incentive plans for cash, or the cashless exercise of a stock option or withholding of shares on exercise to satisfy tax withholding obligations pursuant to the exercise of discretion of the Compensation Committee of the Board of Directors, and not the holder of the stock option, or as specified in the stock incentive plan documents. This policy does apply, however, to the sale of any shares acquired upon

Exhibit 19.1
the exercise of Company-granted stock options, and to any sale at the election of the holder of the stock option as part of a cashless exercise of stock options or other sale for the purpose of generating the cash needed to pay the exercise price of stock options.
(c)Restricted Stock Awards. The vesting of restricted stock, and the Company’s exercise of a tax withholding right pursuant to which the Compensation Committee of the Board of Directors determines to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.
(d)Dividend Reinvestment Plan. If the initial election to participate is made when the Covered Person does not possess material, nonpublic information, purchases of Company securities pursuant to any dividend reinvestment plan the Company may adopt resulting from a Covered Person’s reinvestment of dividends paid on Company securities.
(e)Direct or Employee Stock Purchase Plans. If the initial election to participate is made when the Covered Person does not possess material, nonpublic information, purchases by a Covered Person of Company securities through any direct stock purchase plan or employee stock purchase plan resulting from a Covered Person’s periodic contribution of money pursuant the prior election at the time of his or her enrollment in the plan. This policy also does not apply to purchases of Company securities resulting from lump sum contributions to the plan, provided that a Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period. This policy does apply, however, to any elections made by the Covered Person involving the purchase of Company securities in this type of plan that are not automatic, including elections to increase or decrease the amount being contributed under the plan.
(f)Transactions made pursuant to a Rule 10b5-1 Plan. Transactions involving Company securities that are made pursuant to a pre-approved Rule 10b5-1 Plan. A Rule 10b5-1 Plan must be entered into at a time when a Covered Person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the Covered Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval at least 1 month prior to the entry into the Rule 10b5-1 Plan and must receive the approval of the Company’s General Counsel. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
3.0Additional Policies Applicable to Designated Insiders
In addition to the trading restrictions set forth above, the Company’s directors, officers (as defined in the Securities Exchange Act of 1934, as amended, Rule 16a-1(f)) and certain designated employees who have access to material nonpublic information about the Company (the directors, officers, and designated employees, collectively, the “Designated Insiders”) are subject to the following restrictions and requirements. A list of the Designated Insiders who are

Exhibit 19.1
subject to these additional restrictions and requirements will be maintained and updated from time to time by the Company’s General Counsel; the General Counsel will notify affected individuals regarding their addition to or deletion from this list. The restriction on trading during blackout periods and the requirement to pre-clear transactions do not apply, however, to the Permitted Transactions set forth above.
3.1    Blackout Periods
Designated Insiders are prohibited from trading in the Company’s securities during any blackout period. Quarterly blackout periods begin at the close of the market on the 15th day of the last month in each calendar quarter and end at the close of the market on the 1st full trading day following the date the Company’s quarterly earnings are released. Therefore, the trading windows during which Designated Insiders may trade in the Company’s securities, subject to the other requirements and restrictions of this policy, begin at the close of market on the 1st full trading day after the release of the Company’s quarterly earnings and end at the close of the market on the 15th day of the last month in each calendar quarter (March 15, June 15, September 15 and December 15). Additionally, from time to time, other types of material non- public information regarding the Company (such as negotiation of mergers, acquisitions, dispositions, new product developments, or cybersecurity incidents) may require the Company to impose special blackout periods during which Designated Insiders and other specified persons are prohibited from trading in the Company’s securities. The General Counsel will notify affected individuals regarding any special blackout period.
Note that the Company’s implementation of blackout and non-blackout periods are compliance requirements and do not constitute a legal right to trade in the Company’s securities outside of a blackout period. Accordingly, if you are in possession of material nonpublic information, you may not trade in the Company’s securities, notwithstanding the opening of a trading window.
3.2    Pre-clearance of Securities Transactions
Because Designated Insiders are likely to obtain material nonpublic information on a regular basis, the Company requires all Designated Insiders to refrain from any transaction in the Company’s securities (including purchases, sales, donations, gifts and all other transfers, except those transactions described under the caption “Permitted Transactions”), even during an open trading window, without first pre-clearing the transaction in the Company’s securities in accordance with this policy. No Designated Insider may, directly or indirectly, purchase, sell, donate, gift or otherwise make any transfer of any Company security at any time without first obtaining prior approval from the Company’s General Counsel. These procedures also apply to transactions by such person’s immediate family members.
If pre-clearance is not provided via email communication, the Company’s General Counsel shall record the date each oral request is received and the date and time each oral request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading 2 business days following the day on which it was granted. If the transaction does not occur during the 2-day period, pre-clearance of the transaction must again be requested.

Exhibit 19.1
3.3    Other Prohibited Transactions
Designated Insiders of the Company are prohibited from trading in the Company’s securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in the Company’s securities as the result of a temporary suspension of trading by the Company or the plan fiduciary.
Additionally, the following transactions in the Company’s securities are prohibited unless an exception is provided here under and advance approval is obtained from the Company’s General Counsel.
(a)Short-term trading. Designated Insiders who purchase Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa).
(b)Short sales. Designated Insiders may not sell the Company’s securities short (i.e., a sale of a security that the seller does not own).
(c)Trading on margin or pledging. Designated Insiders may not hold Company securities in a margin account. Pledging of Company securities by Designated Insiders is allowed in limited circumstances; however, the Company acknowledges that certain pledging of Company stock may be problematic. To more fully align the Company’s objectives of responsible risk oversight and accountable corporate governance, certain pledging activities will be restricted. A Designated Insider who wishes to pledge securities of the Company as collateral for a loan (not including margin debt) must demonstrate, in the sole discretion of the Company’s General Counsel, that such individual has the financial capacity to repay the loan without resort to the pledged securities. Additionally, the number of pledged shares by any one Designated Insider may not exceed either: (1) 25% of the total shares of Company stock owned by such individual, or (2) 1% of the Company’s outstanding shares of common stock. Further, any pledged shares shall not be included in the measurement of the Designated Insider’s compliance with Company stock ownership guidelines.
(d)Hedging and Other Restricted Activities. Designated Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities. This prohibition includes, but is not limited to, the hedging of Company stock through covered calls, puts, collars, or other derivative transactions that speculate on any change in market value of such Company stock. Covered Persons, excluding Designated Insiders, are discouraged from entering into hedging or monetization transactions or similar arrangements as those listed above with respect to Company securities.
4.0Company Assistance. Any person who has a question about this policy or its application to any proposed transaction may obtain additional guidance from the Company’s General Counsel. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.

Exhibit 19.1
5.0Roles and Responsibilities
The Nominating and Corporate Governance Committee shall review this policy regularly. The General Counsel is authorized to make non-material amendments to this policy as needed.